GOLDMAN SACHS ETF TRUST

Power of Attorney

Know All Persons By These Presents, that the undersigned, Caroline Dorsa, hereby constitutes and appoints James A. McNamara, Caroline Kraus, Andrew Murphy, and Robert Griffith, jointly and severally, her attorneys-in-fact, each with power of substitution, for her in any and all capacities to sign the Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 of Goldman Sachs ETF Trust and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Dated: September 11, 2016

/s/ Caroline Dorsa
Caroline Dorsa